EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 33-86312 on Form S-3 and No. 333-53750 on Form S-8 of our report relating to the consolidated financial statements and financial statement schedule of Hampshire Group, Limited, dated March 8, 2006, May 30, 2007, as to the effects of the restatement discussed in Note 2 and Note 17 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 2 and Note 17), and our report relating to management’s report on the effectiveness of internal control over financial reporting dated March 8, 2006, May 30, 2007 as to the effects of the material weaknesses described in Management’s Report on Internal Control Over Financial Reporting (as revised) (which report expresses an adverse opinion on the effectiveness of internal control over financial reporting because of material weaknesses), appearing in the Annual Report on Form 10-K/A of Hampshire Group, Limited for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
Charlotte, North Carolina
May 30, 2007